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                                                                    EXHIBIT 11.1

                                 DEPOMED, INC.
                STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE

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
                                        PERIOD FROM INCEPTION
                                         (AUGUST 7, 1995) TO     YEAR ENDED
                                          DECEMBER 31, 1995   DECEMBER 31, 1996
                                        --------------------- -----------------
Weighted average common shares
 outstanding..........................        2,859,992           3,285,747
Common equivalent shares pursuant to
 Staff Accounting Bulletin Nos. 55, 64
 and 83...............................          184,117             184,117
                                              ---------           ---------
Shares used in computing net loss per
 share................................        3,044,109           3,469,864
                                              =========           =========
Shares used in computing pro forma net
 loss per share:
  Shares from above...................                            3,469,864
  Assumed conversion of preferred
   stock at the date of issuance......                              815,789
                                                                  ---------
  Shares used in computing pro forma
   net loss per share.................                            4,285,653
                                                                  =========
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